UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number 333-12234 and 333-09458


                               CELLCO FINANCE N.V.

             (Exact name of registrant as specified in its charter)

                                  Pareraweg 45
                                     Curacao
                              Netherlands Antilles
                               Tel: 599-9-4343500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        _________________________________

                 15% Senior Subordinated Exchange Notes due 2005
                      12.75% Senior Exchange Notes due 2005

            (Title of each class of securities covered by this Form)


                                      None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                        _________________________________

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
      Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(i)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              |X|

Approximate number of holders of record as of the certification or notice date:
0


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Pursuant to the requirements of the Securities Exchange Act of 1934 Cellco
Finance N.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 16, 2006                             By:      Amicorp Curacao N.V.
                                                         Managing Director

                                                By:      /s/ GERLOF BOUMA
                                                Name:    Gerlof Bouma
                                                Title:   Managing Director